RESIGNATION
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         I, Jason Ortega, hereby tender and submit my resignation as Treasurer and a director of JPAL, Inc., a Nevada corporation; such resignation to be effective immediately this 25th day of June 2001.


                                       /s/ Jason Ortega
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                                           Jason Ortega